EXHIBIT 5.2

Pacific Northwest Office 805 SW Broadway, Suite 2440 Portland, Oregon 97205 Telephone: 503/419-3000 ~ Facsimile: 503/419-3001 www.white-summers.com

January 2, 2015

Pacific Continental Corporation

111 West 7th Avenue

Eugene, OR 97401

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as special counsel for Pacific Continental Corporation, an Oregon corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 2,095,823 shares (the “Shares”) of common stock, no par value per share (the “Common Stock”) of the Company, to be issued in connection with the merger contemplated by the Agreement and Plan of Merger, dated as of November 19, 2014, by and among the Company, Pacific Continental Bank, Capital Pacific Bancorp, and Capital Pacific Bank (the “Merger Agreement”), which Merger Agreement is described in such Registration Statement and filed as an exhibit thereto.

We have reviewed such corporate proceedings and other matters as we have deemed necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to matters governed by the laws of the State of Oregon, as in effect on the date hereof. We understand that you will rely as to matters of Oregon law, as applicable, upon this opinion in connection with the matters set forth herein. In addition, we understand that Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) will rely as to matters of Oregon law, as applicable, upon this opinion in connection with an opinion to be rendered by it. In connection with the foregoing, we hereby consent to your and Pillsbury’s relying as to matters of Oregon law, as applicable, upon this opinion.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Proxy Statement/Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
WHITE SUMMERS CAFFEE & JAMES, LLP

/s/ White Summers Caffee & James, LLP

William H. Caffee

cc:	Pacific Continental Corporation

Pillsbury Winthrop Shaw Pittman LLP